Exhibit 99.1

IIOT-OXYS Inc. CEO Discusses Growth Strategy for Massive Smart Market in Video Interview

CAMBRIDGE, MA / ACCESSWIRE / April 12, 2022 / Cliff Emmons, CEO of IIOT-OXYS, Inc. (OTC PINK:ITOX), announces the availability of a new interview to discuss how the Company is advancing on its share of the $65 billion global smart manufacturing market.

The industry 4.0 market segment, as it is also called, is on track to register CAGR of 20.6% to reach $165.5 billion in 2026. Mr. Emmons describes the value of innovative products, technology and strategic partnerships to Oxys’ strategy for success in this lucrative market.

Referring to Oxys’ recently announced technology partner candidate for its Smart Manufacturing industry business, Mr. Emmons notes that “They have decades of experience in the electrical and electronic component, as well as electronic systems, technology and products focused on the automation industry, which is in the sweet spot of smart manufacturing and industry 4.0. They're known for high quality they're known for robust product, but more importantly, they're also known as innovators and that's why we were so excited to hear about the valuable sensor technology that they're developing and how they're bringing in outside partners like Oxys.”

The interview gives further detail to the power sensing technology and advantages of this partnership, as well as how Oxys plans to reach the “holy grail of optimizing process efficiency.”

The full interview can be viewed at https://youtu.be/go-TCyyGjRU.

About IIOT-OXYS Inc.

IIOT-OXYS Inc. (OTC PINKL:ITOX) is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS's edge computing open-source hardware and proprietary ML algorithms employ our Minimally Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

IIOT-OXYS Inc.
Clifford L. Emmons
CEO
contact@oxyscorp.com
www.oxyscorp.com